UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
August 31, 2023

TIAA REAL ESTATE ACCOUNT
(Exact Name of Registrant as Specified in its Charter)

New York	33-92990, 333-270449	Not Applicable

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017-3206

(Address of principal executive offices) (Zip Code)
(212) 490-9000
 (Registrant’s Telephone Number, Including Area Code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Pursuant to its existing liquidity guarantee obligation (the “Guarantee”), the insurance general account of Teachers Insurance and Annuity Association of America (the “TIAA General Account”) has purchased an aggregate of $51.0 million of accumulation units (“Liquidity Units”) issued by the TIAA Real Estate Account (the “Account”) on August 31, 2023.

In accordance with the terms of the Guarantee, TIAA guarantees that all contract owners in the Account may redeem their accumulation units at their accumulation unit value next determined after their transfer or cash withdrawal request is received in good order. Transfers from the Account to a CREF or TIAA account, or another investment option, are limited to once every calendar quarter (except for specifically prescribed systematic withdrawals established in accordance with the terms of the contract owner’s contract and employer’s plan). This Guarantee is not a guarantee of either investment performance or the value of units in the Account.

Management cannot predict the extent to which future Liquidity Unit purchases, if any, will be required under the Guarantee, nor can management predict when such Liquidity Units will be redeemed by the Account in part, or in full. As of June 30, 2023, the TIAA General Account had statutory admitted assets equal to approximately $297.5 billion. As of the date of this filing and after giving effect to the Liquidity Unit purchase described above, the Account’s net assets totaled approximately $25.1 billion.

In accordance with a prohibited transaction exemption from the U.S. Department of Labor (“PTE 96-76”), TIAA has appointed Situs AMC Real Estate Valuation Services, LLC (“Situs”) as an independent fiduciary for the Account (the “Independent Fiduciary”). Situs has specific responsibilities as set forth in PTE 96-76 with respect to the Account. Among other responsibilities set forth in the PTE, Situs has certain responsibilities with respect to the Account whenever the TIAA General Account purchases and owns any Liquidity Units in the Account, including:

•reviewing the purchases and redemption of Liquidity Units by the TIAA General Account to ensure the Account uses the correct unit values;
•when required in PTE 96-76, establishing the percentage of total Liquidity Units that the TIAA General Account’s ownership should not exceed (the “trigger point”) and creating a method for changing the trigger point;
•in accordance with the PTE 96-76, approving any adjustment of the TIAA General Account’s ownership interest in the Account and, in its discretion, requiring an adjustment if the TIAA General Account’s ownership of Liquidity Units reaches the trigger point; and
•if the trigger point has been reached, participating in and planning any program of sales of the assets of the Account, which program would include:

i.the selection of properties for sale,
ii.the guidelines to be followed in making such sales, and
iii.approving those sales if, in the Independent Fiduciary’s opinion, such sales are desirable at the trigger point to reduce the TIAA General Account’s ownership of Liquidity Units.

The Independent Fiduciary has established the trigger point at 45% of the outstanding accumulation units issued by the Account. In addition, to ensure the reasonableness and appropriateness of the established trigger point, the Independent Fiduciary will continue to monitor TIAA’s ownership interest in the Account through its acquisition of Liquidity Units within the context of market conditions and provide further adjustments as deemed necessary.

As of the date of this filing and after giving effect to the $51.0 million in Liquidity Unit purchases described above, approximately 0.97% (or $244.5 million) of the Account’s total net assets are comprised of cash and cash equivalents and non-real estate related liquid investments. In the near term, such cash and liquid investments may comprise less than 15% of the Account’s net assets, but management intends to increase the Account’s holdings in such liquid investments to the extent practicable, consistent with the Account's investment objective and strategy.

For the six months ended June 30, 2023, the Account received $1.1 billion in premiums and had an outflow of $2.6 billion in net contract owner transfers to TIAA, CREF accounts and TIAA-CREF affiliated mutual funds. Subsequent to June 30, 2023 through the date hereof, the Account has experienced additional net contract owner transfers equal to approximately $774.4 million. Management cannot predict whether the recent level of net contract owner transfers from the Account will continue at the same rate, a higher rate, or at all, in the future. In addition, management cannot predict whether additional net outflows would have a negative impact on the Account’s short-term or long-term investment returns. Such outflows also could require the TIAA General Account to purchase additional Liquidity Units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIAA REAL ESTATE ACCOUNT

By:	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

DATE: August 31 , 2023	By:	/s/ Ian Matthew

Ian Matthew
Managing Director, Annuity Product Management